UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
December 19, 2007

Concurrent Computer Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13150	04-2735766
(State or Other Jurisdiction of Incorporation)	(CommissionFile Number)	(IRS EmployerIdentification Number)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 258-4000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Item Entry into a Material Definitive Agreement.

On December 19, 2007, Concurrent Computer Corporation, a Delaware corporation (the “Company” or the “Registrant”), entered into a First Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”) with Silicon Valley Bank (the “Bank”), which amends certain terms of the existing Amended and Restated Loan and Security Agreement (the “Credit Agreement”).  The Amendment provides the Company an opportunity to extend the maturity date of the Credit Agreement from December 23, 2008 to July 1, 2009, should the Company so desire.  The Amendment also resets the Company’s Minimum Tangible Net Worth covenant requirement from $15,172,000 as of September 30, 2007, under the previous terms, to $10,000,000 as of December 31, 2007.  At all times after December 31, 2007, the minimum tangible net worth requirement shall increase by 50% of quarterly net income and 50% of issuances of equity, net of issuance costs, and the principal amount of any subordinated debt.  The Amendment also allows the Company to maintain a monthly average balance of not less than $1,000,000 in deposits in its operating accounts with the Bank, rather than a daily $1,000,000 minimum balance under the previous terms.

All other terms of the existing Credit Agreement remain the same, whereby the Bank provides for a $10,000,000 revolving credit line with a borrowing base dependent upon the Company’s outstanding accounts receivable (the “Revolver”) and is secured by substantially all of the assets of the Company.   In addition, the Credit Agreement contains certain financial covenants, in addition to the minimum tangible net worth, and customary restrictive covenants concerning the Company’s operations.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The contents of Item 1.01 of this Current Report on Form 8-K are incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

   The following exhibit is filed herewith:

Exhibit No.	Description

99.1	First Amendment to Amended and Restated Loan and Security Agreement dated December 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 20, 2007.

CONCURRENT COMPUTER CORPORATION

By:	/s/ Emory O. Berry
Emory O. Berry
Chief Financial Officer